UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
December 3, 2025
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)
Registrant's telephone number, including area code: (604) 732-6124

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.005 per share	LULU	Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.	Results of Operations and Financial Condition.
On December 11, 2025, lululemon athletica inc. (the "Company") issued a press release announcing its financial results for the third quarter ended November 2, 2025 and certain other information. A copy of the Company's press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. As previously announced, the Company has scheduled a conference call for 4:30 p.m. Eastern time on December 11, 2025 to discuss its financial results.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 11, 2025, the board of directors of lululemon and Calvin McDonald mutually agreed that Mr. McDonald will step down from his position as Chief Executive Officer, effective January 31, 2026. To support an orderly transition of his responsibilities, Mr. McDonald will continue with lululemon in a senior advisor capacity through March 31, 2026. Mr. McDonald is also stepping down as a member of lululemon's board of directors, effective January 31, 2026.
In connection with these changes, the board of directors appointed Marti Morfitt, currently serving as chair of the board of directors, to serve as executive chair, effective immediately. The board of directors also appointed Meghan Frank, lululemon's chief financial officer, and Andre Maestrini, lululemon's president and chief commercial officer, to serve as interim co-Chief Executive Officers, effective January 31, 2026, while lululemon conducts a search for a permanent CEO. The board of directors has established a CEO search committee to oversee the process of identifying a permanent CEO and the search has commenced.
In connection with Mr. McDonald's departure, lululemon and Mr. McDonald have entered into a separation agreement and release under which Mr. McDonald agreed to a general release of claims in favor of lululemon. In exchange for this release and other covenants, following the separation date Mr. McDonald will receive the severance benefits provided under his employment agreement, payment of his bonus for fiscal 2025, a lump sum cash payment of $3.05 million, and specified treatment of his outstanding equity awards, including continued vesting and an extended exercise period for his stock options and retirement treatment of his outstanding PSUs. All such consideration is conditioned on Mr. McDonald's execution of a second release of claims upon separation and his continuing compliance with various restrictive covenants, including covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality.
In connection with Ms. Frank's appointment as interim co-CEO, the People, Culture and Compensation Committee of the board of directors approved an increase in annual salary to $950,000 and an increase in target annual equity grants to $4.5 million. Ms. Frank will receive a one-time retention deferred cash bonus in the amount of $1.5 million, payable at the earlier of the start date of a permanent CEO and December 11, 2026, subject to her continued employment through that payment date. Ms. Frank will also receive a one-time retention equity award with a value of $4.0 million, which consists of stock options vesting over a four-year period and RSUs vesting over three years.
In connection with Mr. Maestrini's appointment as interim co-CEO, he will receive a one-time retention deferred cash bonus in the amount of $750,000, payable at the earlier of the start date of a permanent CEO and December 11, 2026, subject to his continued employment through that payment date. Mr. Maestrini will also receive a one-time retention equity award with a value of $4.0 million, which consists of stock options vesting over a four-year period and RSUs vesting over three years.
The retention equity awards for the interim co-CEOs will remain outstanding and subject to continued vesting and an extended exercise period in the event the interim co-CEO's employment is terminated without cause within 12 months of the start date of a permanent CEO, subject to customary release and restrictive covenants.
The foregoing summary of the separation agreement and release does not purport to be complete and is qualified in its entirety by reference to the separation agreement and release, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release lululemon issued about this matter is attached as Exhibit 99.2.

Item 8.01.	Other Events.
On December 3, 2025, the board of directors approved a $1.0 billion increase to the Company's existing stock repurchase program. This program does not have an expiration date or require a minimum number of shares to be repurchased. Repurchases may be made on the open market at prevailing prices or through privately negotiated transactions, including under plans pursuant to Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934. The timing and amount of repurchases will depend on market conditions, trading eligibility, and other factors.

Item 9.01.	Financial Statements and Exhibits.
 (d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement and Release, dated December 11, 2025

99.1	Earnings release issued on December 11, 2025.

99.2	CEO succession plan press release issued on December 11, 2025

104	Cover Page Interactive Data File (formatted in iXBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: December 11, 2025	/s/ MEGHAN FRANK
Meghan Frank
Chief Financial Officer